As filed with the Securities and Exchange Commission on November 19, 2015

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Real Goods Solar, Inc.

(Exact Name of Registrant as Specified in its Charter)

Colorado	26-1851813
(State or other Jurisdiction of Incorporation of Incorporation or Organization)	(I.R.S. Employer Identification No.)

833 West South Boulder Road, Louisville, Colorado 80027

(Address of Principal Executive Offices) (Zip Code)

Real Goods Solar, Inc. 2008 Long-Term Incentive Plan

(Full Title of the Plan)

Dennis Lacey

Chief Executive Officer

Real Goods Solar, Inc.

833 West South Boulder Road

Louisville, Colorado 80027

(303) 222-8300

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Rikard Lundberg, Esq.

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, Colorado 80202

(303) 223-1100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Class A Common Stock, $0.0001 par value	1,508,949	$0.51	$769,563.99	$77.50

(1)	This Registration Statement registers an additional 1,508,949 shares of Class A Common Stock, par value $0.0001 per share, of Real Goods Solar, Inc. (the “Registrant”) available for awards (including any options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards or dividend equivalents) under the Registrant’s 2008 Long-Term Incentive Plan, as amended and restated August 25, 2015 (the “Incentive Plan”).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares as may result from anti-dilution adjustments under the Incentive Plan and the Option Agreement which may hereinafter be offered or issued pursuant to the Incentive Plan and the Option Agreement to prevent dilution resulting from stock dividends, stock splits, recapitalizations or certain other capital adjustments.

(3)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on The Nasdaq Capital Market on November 17, 2015.

EXPLANATORY NOTE

On September 24, 2008, Real Goods Solar, Inc. (the “Registrant”) filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “SEC”) (SEC File No. 333-153642) registering 1,000,000 shares of the Registrant’s Class A common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Registrant’s 2008 Long-Term Incentive Plan, as amended and restated on August 25, 2015 (the “Incentive Plan”), which registration statement is currently effective (the “First Registration Statement”). On February 15, 2013, the Registrant filed a Registration Statement on Form S-8 with the SEC (SEC File No. 333-186722) registering 1,400,000 shares of the Registrant’s Common Stock, pursuant to the Incentive Plan, which registration is currently effective (the “Second Registration Statement”). On January 30, 2014, the Registrant filed a Registration Statement on Form S-8 with the SEC (SEC File No. 333-193663) registering 4,304,237 shares of the Registrant’s Common Stock, pursuant to the Incentive Plan, which registration is currently effective (the “Third Registration Statement”). This Registration Statement on Form S-8 is being filed to register, pursuant to the Securities Act of 1933, as amended, an additional 1,508,949 shares of the Registrant’s Common Stock available for issuance under the Incentive Plan. This Registration Statement relates to securities to be issued under the Incentive Plan which are the same class as those to which the First Registration Statement, the Second Registration Statement, and the Third Registration Statement relate.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC by the Registrant, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, filed March 31, 2015, as amended by Amendment No. 1 to Annual Report on Form 10-K/A, filed April 30, 2015;

•	The Registrant’s Quarterly Reports on Form 10-Q for the period ended March 31, 2015, filed May 11, 2015, the period ended June 30, 2015, filed August 10, 2015, and for the period ended September 30, 2015, filed November 9, 2015;

•	The Registrant’s Current Reports on Form 8-K (including amendments thereto) filed January 30, 2015, February 13, 2015 (solely with respect to Item 8.01 thereof), February 24, 2015, February 27, 2015, March 16, 2015, March 18, 2015, April 15, 2015, April 16, 2015, May 13, 2015, May 18, 2015, June 3, 2015, June 26, 2015, June 29, 2015, July 1, 2015, July 10, 2015, August 18, 2015, November 9, 2015, and November 18, 2015.

•	The description of the Registrant’s Common Stock contained in its registration statement on Form 8-A filed on May 5, 2008, including any amendments or reports filed for the purpose of updating such description (other than any portion of such filings that are furnished under applicable SEC rules rather than filed).

All documents subsequently filed by the Registrant (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Colorado Business Corporation Act (the “CBCA”) generally provides that a corporation may indemnify a person made party to a proceeding because the person is or was a director against liability incurred in the proceeding if: the person’s conduct was in good faith; the person reasonably believed, in the case of conduct in an official capacity with the corporation, that such conduct was in the corporation’s best interests, and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests; and, in the case of any criminal proceeding, the person had no reasonable cause to believe that the person’s conduct was unlawful. The CBCA prohibits such indemnification in a proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation or in connection with any other proceeding in which the person was adjudged liable for having derived an improper personal benefit. The CBCA further provides that, unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director or officer of the corporation, against reasonable expenses incurred by the person in connection with the proceeding. In addition, a director or officer, who is or was a party to a proceeding, may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. The CBCA allows a corporation to indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director.

As permitted by the CBCA, the Registrant’s articles of incorporation and bylaws generally provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the CBCA. In addition, the Registrant may also indemnify and advance expenses to an officer who is not a director to a greater extent, not inconsistent with public policy, and if provided for by its bylaws, general or specific action of the Registrant’s board of directors or shareholders.

The Registrant has entered into substantively identical Indemnification Agreements with certain current and former directors and officers (the “Indemnitees”), which generally provide that, to the fullest extent permitted by Colorado law, the Registrant shall indemnify an Indemnitee if the Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was or has agreed to serve at the Registrant’s request as a director, officer, employee or agent of the Registrant, or while serving as a director or officer of the Registrant, is or was serving or has agreed to serve at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity or by reason of the imposition upon such officer or director of any federal and/or state income tax obligation (inclusive of any interest and penalties, if applicable), that is imposed on such officer or director with respect to income, “phantom income,” rescinded or unconsummated transactions, or any other allegedly taxable event for which no benefit was received by such officer or director. The indemnification obligation includes, without limitation, claims for monetary damages against an Indemnitee in respect of an alleged breach of fiduciary duties and generally covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by an Indemnitee or on an Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if the Indemnitee acted in good faith, and, in the case of conduct in an official capacity with the corporation, if such conduct was in the Registrant’s best interests, and, in all other cases, if such conduct was at least not opposed to the Registrant’s best interests; and, with respect to any criminal action, suit or proceeding, if the Indemnitee had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

Section 7-108-402(1) of the CBCA permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director (except for breach of a director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful distributions, or any transaction from which the director derived improper personal benefit). Further, Section 7-108-402(2) of the CBCA provides that no director or officer shall be personal liable for any injury to persons or property arising from a tort committed by an employee, unless the director or officer was either personally involved in the situation giving rise to the litigation or committed a criminal offense in connection with such situation.

As permitted by the CBCA, the Registrant’s articles of incorporation provide that the personal liability of the Registrant’s directors to the Registrant or its shareholders is limited to the fullest extent permitted by the CBCA. The Indemnification Agreements described above also provide that the Registrant’s indemnification obligation includes, without limitation, claims for monetary damages against the Indemnitee in respect of an alleged breach of fiduciary duties to the fullest extent permitted by the CBCA.

Section 7-109-108 of the CBCA provides that a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation, or who, while a director, officer, employee, fiduciary or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of another entity or an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from the person’s status as a director, officer, employee, fiduciary or agent, whether or not the corporation would have power to indemnify the person against the same liability under the CBCA.

As permitted by the CBCA, the Registrant’s bylaws authorize the Registrant to purchase and maintain such insurance. The Registrant currently maintains a directors and officers insurance policy insuring its past, present and future directors and officers, within the limits and subject to the limitations of the policy, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP

23.1	Consent of EKS&H LLLP, independent registered public accounting firm of Real Goods Solar, Inc.

23.2	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

99.1†	Real Goods Solar, Inc. 2008 Long-Term Incentive Plan, as amended and restated August 25, 2015, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 18, 2015

99.2†	Form of Real Goods Solar, Inc. Employee Stock Option Agreement, incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on May 31, 2015

† Management contract or compensatory plan or arrangement.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Colorado, on November 19, 2015.

REAL GOODS SOLAR, INC.
(Registrant)

By:	/s/ Dennis Lacey
Dennis Lacey
Chief Executive Officer and acting Principal Financial Officer

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis Lacey and Alan Fine, and each of them severally, as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, pre-effective and post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David Belluck	David Belluck, Chairman of the Company’s Board of Directors	November 19, 2015

/s/ Dennis Lacey	Dennis Lacey, Chief Executive Officer, acting Principal Financial Officer and Director (Principal Executive Officer and Principal Financial Officer)	November 19, 2015

/s/ Alan Fine	Alan Fine, Principal Accounting Officer	November 19, 2015

/s/ Pavel Bouska	Pavel Bouska, Director	November 19, 2015

/s/ Ian Bowles	Ian Bowles, Director	November 19, 2015

/s/ Steven Kaufman	Steven Kaufman, Director	November 19, 2015

/s/ John Schaeffer	John Schaeffer, Director	November 19, 2015

/s/ Robert L. Scott	Robert L. Scott, Director	November 19, 2015

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP

23.1	Consent of EKS&H LLLP, independent registered public accounting firm of Real Goods Solar, Inc.

23.2	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

99.1†	Real Goods Solar, Inc. 2008 Long-Term Incentive Plan, as amended and restated August 25, 2015, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 18, 2015

99.2†	Form of Real Goods Solar, Inc. Employee Stock Option Agreement, incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on May 31, 2015

† Management contract or compensatory plan or arrangement.